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                                                                  Exhibit 11

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 63 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 9, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of the CGM Capital Development Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
    Price Waterhouse LLP
    Boston, Massachusetts
    April 24, 1998